Exhibit 99.2

MTS Systems Corporation
14000 Technology Drive
Eden Prairie, MN 55344-2290
Telephone 952-937-4000
Fax 952-937-4515

News Release

FOR IMMEDIATE RELEASE September 19, 2011	For More Information Contact: Susan Knight, Chief Financial Officer (952) 937-4000

MTS RECEIVES NOTICE OF LIFTING OF SUSPENSION BY U. S. DEPARTMENT OF THE AIR FORCE

Eden Prairie, Minn., September 19, 2011 – MTS Systems Corporation (NASDAQ: MTSC), a leading supplier of test systems and industrial position sensors, today reported that it received notification from the U. S. Department of the Air Force (the “Air Force”) that it has lifted its suspension of the Company imposed on March 11, 2011, effective immediately.

The Air Force and MTS entered into an Administrative Agreement (the “Agreement”) that specifies the conditions under which the suspension has been lifted. The provisions of the Agreement include continuing enhancements to MTS’s business ethics and compliance program and associated procedures and policies, expanded employee ethics and compliance training, heightened self-reporting obligations and the retention by the Company of an independent compliance monitor.

The investigation of the Company by the U.S. Department of Commerce and the U.S. Attorney’s Office for the District of Minnesota, which began in January 2011 and was expanded in July 2011, is continuing and is not affected by the lifting of the suspension by the Air Force. MTS continues to cooperate fully with this investigation.

“We are very pleased that the Company has reached an agreement with the Air Force,” said interim Chief Executive Officer William V. Murray. “We take our obligations to be a responsible contractor very seriously, and we will perform our commitments in the Administrative Agreement.”

The lifting of the suspension allows the Company to resume federal government contracting and to receive the benefit of federal assistance programs, as well as to resume serving those state and local government and commercial customers that decline to do business with entities suspended from federal government contracting.

MTS News Release

About MTS Systems Corporation

MTS Systems Corporation is a leading global supplier of test systems and industrial position sensors. The Company’s testing hardware and software solutions help customers accelerate and improve their design, development, and manufacturing processes and are used for determining the mechanical behavior of materials, products, and structures. MTS’s high-performance position sensors provide controls for a variety of industrial and vehicular applications. MTS had 1,948 employees and revenue of $374 million for the fiscal year ended October 2, 2010. Additional information on MTS can be found on the worldwide web at http://www.mts.com.

The release contains “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Important risk factors are delineated in the Company’s most recent SEC Form 10-Q and 10-K filings.

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